UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2020

MICT, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-35850	27-0016420
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

28 West Grand Avenue, Suite 3, Montvale, New Jersey	07645
(Address of principal executive offices)	(Zip Code)

(201) 225-0190

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions(see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MICT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 2, 2020, David Lucatz resigned as the President and Chief Executive Officer of MICT, Inc. (the “Company”). Mr. Lucatz will continue to serve on the Company’s Board of Directors. Mr. Lucatz’s resignation was not a result of a disagreement with the Company on any matters related to its operations, policies or practices. In connection with his resignation, on April 2, 2020 the Company and Mr. Lucatz entered into a separation agreement (the “Separation Agreement”), which provides that Mr. Lucatz will receive $25,000 per month for a period of sixteen (16) months. Additionally, Mr. Lucatz is entitled to receive a one-time bonus equal to 0.5% of the cash purchase price paid on the closing date in connection with the transactions described in the Agreement and Plan of Merger (“Merger Agreement”) by and among the Company, MICT Merger Subsidiary Inc., and GFH Intermediate Holdings Ltd. (“GFH”), dated as of November 7, 2019, or any similar transaction. Furthermore, Mr. Lucatz shall retain his options to purchase shares of common stock of the Company with the expiration date of such options extended until the earlier of October 30, 2021 or the expiration of the original term of each such option.

Concurrently with Mr. Lucatz’s departure on April 2, 2020, Darren Mercer, current board member of the Company, was appointed the interim Chief Executive Officer of the Company and was given a salary of $25,000 per month for his services to the Company.

Mr. Mercer has served on the Company’s board since November 2019. Mr. Mercer began his career as an investment banker in the 1980s, holding senior roles in institutional equity sales and corporate brokering, including Director, at Henry Cooke Lumsden PLC and Albert E. Sharp LLC. In 2007, Mr. Mercer founded BNN Technology PLC (formerly known as DJI Holdings Incorporated), a United Kingdom private limited company (“BNN”) and served as its Chief Executive Officer since its inception until October 2017. At the invitation of BNN and under its new Chairman, Marc Hanson, the former Deputy Head of the Hong Kong Stock Exchange, Mr. Mercer rejoined BNN and served as Executive Director and Head of Global Strategic Development. Mr. Mercer resigned his position at BNN in October 2019 to pursue the developments at GFH as its Chief Executive Officer. Mr. Mercer holds a BA in Economics from the University of Manchester. We believe that Mr. Mercer is well-qualified to serve on the MICT Board due to his extensive financial services, operational, management and investment experience.

As described above, the Company and GFH are parties to the Merger Agreement. GFH, of which Mr. Mercer is the Chief Executive Officer, owns 1,818,182 shares of Series B Preferred Stock of the Company, par value $0.001 per share, with a stated value of $1.10 per share and warrants to purchase 1,818,182 shares of Common Stock. Additionally, BNN owns 1,363,000 shares of Common Stock of the Company.

The foregoing description of certain terms of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, a copy of which will be filed as an exhibit to the Company’s future periodic report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICT, INC.

Dated: April 6, 2020	By:	/s/ Darren Mercer
	Name: Title:	Darren Mercer President and Chief Executive Officer

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